UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)


                       WestCoast Hospitality Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   95750P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


--------------------------------------------------------------------------------

CUSIP No. 95750P106             SCHEDULE 13G           PAGE __2__ of __8__ PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Donald K. Barbieri
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------

                 5.   SOLE VOTING POWER

                      2,526,031
NUMBER OF        ---------------------------------------------------------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              957,366
EACH REPORTING   ---------------------------------------------------------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      2,526,031
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITVE POWER

                      957,366
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,483,397
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     26.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 95750P106             SCHEDULE 13G           PAGE __3__ of __8__ PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     Heather H. Barbieri
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------

                 5.   SOLE VOTING POWER

                      0
NUMBER OF        ---------------------------------------------------------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              957,366
EACH REPORTING   ---------------------------------------------------------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITVE POWER

                      957,366
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     957,366
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 95750P106           SCHEDULE 13G             PAGE __4__ of __8__ PAGES


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOs. OF ABOVE PERSONS (ENTITIES ONLY)

     DKB and HHB Unity Trust (91-6365600)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington, U.S.A.
--------------------------------------------------------------------------------

                 5.   SOLE VOTING POWER

                      0
NUMBER OF        ---------------------------------------------------------------
SHARES           6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY              957,366
EACH REPORTING   ---------------------------------------------------------------
PERSON WITH      7.   SOLE DISPOSITIVE POWER

                      0
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITVE POWER

                      957,366
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     957,366
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 95750P106            SCHEDULE 13G            PAGE __5__ of __8__ PAGES


Item 1.

(a)   NAME OF ISSUER

      WestCoast Hospitality Corporation
--------------------------------------------------------------------------------
(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      201 W. North River Drive, Spokane, WA  99201
--------------------------------------------------------------------------------

Item 2.

(a)   NAME OF PERSON FILING *

      (1) Donald K. Barbieri
      (2) Heather H. Barbieri
      (3) DKB and HHB Unity Trust

* Attached to this Schedule 13G as Exhibit 1 is a Joint Filing Agreement between the persons specified above. This Schedule 13G is being filed on behalf of each of them.
--------------------------------------------------------------------------------
(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

      201 W. North River Drive, Spokane, WA  99201 **

      **  This address applies to all persons specified above in item 2(a).
--------------------------------------------------------------------------------
(c)   CITIZENSHIP

      (1) United States of America
      (2) United States of America
      (3) Washington, U.S.A.
--------------------------------------------------------------------------------
(d)  TITLE OF CLASS OF SECURITIES

     Common Stock
--------------------------------------------------------------------------------
(e)  CUSIP NUMBER

     95750P106
--------------------------------------------------------------------------------

Item 3.
     If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable
--------------------------------------------------------------------------------

CUSIP No. 95750P106            SCHEDULE 13G            PAGE __6__ of __8__ PAGES


Item 4. OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  AMOUNT BENEFICIALLY OWNED:

          As of December 31, 2002, 3,483,397 shares may be deemed beneficially owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 by Donald K. Barbieri, which includes 957,366 shares held by DKB and HHB Unity Trust, an irrevocable trust, of which Donald K. Barbieri and his spouse, Heather H. Barbieri, are co-trustees. Mr. Barbieri otherwise disclaims beneficial ownership of the shares held by the DKB and HHB Unity Trust.

          957,366 shares may be deemed beneficially owned by Heather H. Barbieri, as a co-trustee of the DKB and HHB Unity Trust. Ms. Barbieri otherwise disclaims beneficial ownership of these shares.

          957,366 shares are beneficially owned by the DKB and HHB Unity Trust.
--------------------------------------------------------------------------------
     (b)  PERCENT OF CLASS:

          For more information regarding percent of class with respect to the above listed shares, refer to item 11 of the cover pages.
--------------------------------------------------------------------------------
     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          For more information on voting and dispositive power with respect to the above listed shares, refer to item 5-8 of the cover pages.
--------------------------------------------------------------------------------
Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not applicable
--------------------------------------------------------------------------------
Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable
--------------------------------------------------------------------------------
Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable
--------------------------------------------------------------------------------
Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable
--------------------------------------------------------------------------------
Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable
--------------------------------------------------------------------------------

Item 10.  CERTIFICATION

          Not applicable
--------------------------------------------------------------------------------

CUSIP No. 95750P106             SCHEDULE 13G           PAGE __7__ of __8__ PAGES



                                     SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 23, 2003


                                                  ------------------------------
                                                  Donald K. Barbieri



                                                  ------------------------------
                                                  Heather H. Barbieri


                                                  DKB and HHB Unity Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Donald K. Barbieri
                                                  Title: Trustee



EXHIBIT 1: JOINT FILING AGREEMENT
--------------------------------------------------------------------------------

CUSIP No. 95750P106               SCHEDULE 13G


EXHIBIT 1
                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of shares of Common Stock of WestCoast Hospitality Corporation, a Washington corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended.

June 23, 2003



                                                  ------------------------------
                                                  Donald K. Barbieri



                                                  ------------------------------
                                                  Heather H. Barbieri


                                                  DKB and HHB Unity Trust


                                                  By:
                                                     ---------------------------
                                                  Name:  Donald K. Barbieri
                                                  Title: Trustee